New England Zenith Fund
12/31/99



6. Shareholder Meeting (Unaudited)
At a Special Meeting of Shareholders held on October 15, 1999 such shareholder voted for the following proposals:



1. That with respect to all Series the following trustees are hereby elected:
                                           For      Against  Abstain    Total
John J. Arena                         89,021,827      711  4,071,887 93,094,425
Edward A. Benjamin                    88,981,983      711  4,111,731 93,094,425
Mary Ann Brown                        88,984,233      711  4,109,482 93,094,426
Joseph W. Flynn                       88,980,774      711  4,112,940 93,094,425
Anne M. Goggin                        89,016,789      711  4,076,925 93,094,425
Nancy Hawthorne                       89,019,437      711  4,074,277 93,094,425
Joseph M. Hinchey                     88,950,855      711  4,142,859 93,094,425
Robert B. Kittredge                   88,893,991      711  4,199,723 93,094,425
John T. Ludes                         89,025,375      711  4,068,339 93,094,425
Dale R. Marshall                      89,018,770      711  4,074,944 93,094,425

2a. That with respect to the Money Market
Series the new proposed Advisory
Agreement between NEIM and the Trust is
hereby approved             	    2,029,297  164,372    74,698   2,268,367

2b. That with respect to the Bond Income
Series, the new proposed Advisory Agreement
between NEIM and the Trust is hereby
approved    			    2,409,028  111,559    101,552  2,622,139

2c. That with respect to the Growth and
Income Series, the new proposedAdvisory
Agreement between NEIM and the Trust is
hereby approved    		    1,585,875   64,278     69,767  1,719,920

3. That the proposal to replace the
fundamental investment objective
of the Money Market, Bond Income, Managed,
Capital Growth, Small Cap,Growth and Income,
and Midcap Value Series with an otherwise
identical non-fundamental investment objective
is hereby approved		   12,869,447    730,801   591,629 14,191,877

4. That the proposal to grant authority
for the Money Market, Bond Income,Managed,
Balanced, Equity Growth, Venture Value,
Small Cap, Investors,Research Managers,Growth
and Income, Stock index,and International
Magnum Equity Series whereby each Series
may from time to time, to the extent permitted
by an exemption or exemptionsfrom the Securities
and Exchange Comission, permit NEIM to enter
into new or amended agreements with subadvisers
with respect to the Series without obtaining
shareholder approval of such agreements, and
to permit such subadvisers to manage the
assets of the Series pursuant to such subadvisory
agreements is hereby passed          69,183,900  3,273,146 3,081,893 75,538,939

5. That the following proposals to adopt Standardized
Investment Restrictions for the
Series are herby passed :

5a. That with respect to the Money Market,
Bond Income, Managed, Capital Growth, and
Stock Index Series  to eliminate the
restrictions relating to investments in a single
issuer				     9,994,309    544,555    414,267 10,953,131

5b. That with respect to the Money Market,
Bond Income, Managed, Capital Growth,
and Stock Index Series to eliminate
the restrictionsrelating to short
sales and purchasing
securities on margin                 9,799,175    731,724   422,232 10,953,131

5c. That with respect to all Series
to revise the restrictions relating to
concentrations of
investments in one industry          85,801,339 3,740,186 3,552,900 93,094,425

5d. That with respect to all Series to
revise the restrictions relating to
borrowings			     85,142,143 4,467,632 3,484,650 93,094,425

5e. That with respect to the Money
Market, Bond Income, Managed, Capital
Growth, and Stock Index Series to eliminate
the restrictions relating to investments in
businesses less than three years old    9,979,014   585,980 388,137 10,953,131

5f. That with respect to the Money Market,
Bond Income, Managed, Capital Growth, and
Stock Index Series to eliminate the
restrictions relating to issuers whose
shares are beneficially owned by Trustees
and officers of the Trust or directors and
officers of certain affiliates
of the Trust                            9,838,478    706,217 408,436 10,953,131

5g. That with respect to all Series to
revise the restrictions relating to underwriting
of securities                         85,813,170 3,457,557 3,823,698 93,094,425

5h. That with respect to the Money
Market, Bond Income, Managed, Capital Growth,
and Stock Index Series to eliminate the
restrictions relating to the purchase
of restricted securities and illiquid
securities.    			      9,812,801    709,941  430,389 10,953,131

5i. That with respect to the Money
Market, Bond Income, Managed,
Capital Growth, and Stock Index Series
to eliminate the restrictions relating
to investments made for the purpose
of exercising control or management    9,829,766    683,782  439,583 10,953,131

5j. That with respect to the Money
Market, Bond Income, Managed, Capital
Growth, and Stock Index Series to
eliminate the restrictions relating
to joint trading of securities        9,939,276    565,449  448,406 10,953,131

5k. That with respect to the
Money Market, Bond Income, Managed,
Capital Growth, and
Stock Index Series to eliminate the
restrictions relating to investments
in other investment companies        10,006,906    546,267  399,958 10,953,131

5l. That with respect to all Series
to revise the restrictions relating
to investments in commodities
and real estate                      85,694,164 3,874,396 3,525,865 93,094,425

5m. That with respect to the Money Market,
Bond Income, Managed, Capital Growth, and
Stock Index Series to eliminate
the restrictions relating to pledging
assets				       9,740,140  773,975  439,016 10,953,131

5n. That with respect to all
Series to revise the restrictions
relatingto making loans		     84,954,167 4,589,068 3,551,190 93,094,425

5o.That with respect to the Money
Market, Bond Income, Managed,
Capital Growth, and Stock Index Series
to eliminate the restrictions relating
to the purchase an/or
writing of options                   9,832,550    699,831   420,750 10,953,131

5p.That with respect to the Strategic
Bond Opportunities, U.S. Government,
Balanced, Equity Growth,Venture Value,
Midcap Value, Small Cap, Investors,
Research Mamagers, Growth and Income,
and International Magnum Equity Series
to revise the restrictions relating to
the issuance
of senior securities                 75,875,840 2,937,791 3,327,664 82,141,295